UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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STERLING BANCORP
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Additional Information concerning the 2012 Annual Meeting of Shareholders of Sterling Bancorp (the “Company” or “Sterling”) to be held on May 3, 2012

INTRODUCTION

We are writing to ask for your support in voting your proxy for the Annual Meeting in accordance with the recommendations of the Company’s Board of Directors.

A proxy advisory service has recommended voting against the Company’s executive compensation program in the upcoming “Say on Pay” proxy vote. We believe their recommendation is based on assumptions that are not relevant or applicable to Sterling Bancorp, for the reasons stated below. We urge you to vote FOR advisory approval of the Company’s executive compensation program.

ISSUE SUMMARY

The analysis by the proxy advisory service is materially flawed in that it is based on a non-representative peer group, utilizes performance metrics that differ from those used by our Compensation Committee, and gives inadequate weight to other factors that closely align the interests of our management and shareholders.

Peer Group Comparisons. The peer group selected by the proxy advisory service is not representative of a true peer group to the Company.

1.

The peer group selected by the proxy advisory service consists of companies predominantly located outside the New York metropolitan area (New York City and its suburbs, New Jersey and Connecticut). Of the 24 companies in the peer group used by the proxy advisory service, 21 are located outside this area. We are headquartered in New York City and operate in the highly-competitive NY-metropolitan area market, and this peer group therefore does not truly reflect our cost of doing business in terms of recruiting and retaining the best executive talent.

2.

The proxy advisory service selected this peer group primarily by selecting banks with a similar amount of total assets. This approach ignores the unique composition of our business mix, and compares the Company to banks that are quite dissimilar in terms of the business they pursue.

3.

The peer group used by the Company over the last several years for the Compensation Discussion and Analysis in our proxy statements, as well as by our Compensation Committee, is a more accurate representation of our true peers. The total direct compensation of our Chief Executive Officer (“CEO”) is in the 42nd percentile of this more representative peer group.[1]

Representative Performance Metrics. We disagree with the use of total shareholder return (“TSR”) by the proxy advisory service as the primary metric for evaluating the performance of Sterling’s management. TSR focuses excessively on a narrowly-defined set of performance factors and ignores other fundamental business metrics that may be favorable for share price appreciation in the future. Our Compensation Committee bases compensation decisions on a broad range of critical factors specific to our industry such as asset quality, capital adequacy, earnings, liquidity and management, as noted in our proxy statement.

To restrict the metrics to TSR causes the proxy advisory service to overlook the significant achievements of Sterling’s management team. The Compensation Committee considers additional factors that reflect such achievements, which include raising more than $100 million in equity capital since March 2010; growing our loan portfolio, deposits and other key aspects of the business in a challenging economic environment; positioning the balance sheet to respond favorably to further improvements in the economy; and maintaining sound asset quality. Of the 10 performance metrics considered by the Compensation Committee in determining executive compensation, the Company achieved 100% of the target levels on six metrics, and achieved 85-90% of the target levels on the remaining four metrics.

While we dispute the appropriateness of the use of the TSR metric, and our Compensation Committee does not use such a metric, our total shareholder return compares favorably with our designated peer group over the past year. On a one-year basis, our TSR was approximately double that of our peer group average.2

Alignment with Shareholder Interests. The recommendation by the proxy advisory service also fails to take into account the significant share ownership by our CEO, which was 2.5% of the outstanding common shares as reported in our proxy statement. This level of share ownership is the third highest percentage among our designated peer group and aligns the interests of our CEO closely with those of our shareholders.

Most of the increase in our CEO’s compensation for 2011 (excluding the change in pension value) was in the form of a cash award made pursuant to an incentive plan that is tied to certain performance metrics, as described in our proxy statement. As noted in our proxy statement, the increase in our CEO’s base salary was only 2% for 2012.

Experience and Stability. It is also important to emphasize that our CEO’s compensation is, to some extent, a reflection of the fact that he has held his present position for 20 years. The other named executive officers also generally have been with the Company for 20 years or more in executive capacities. This has led to consistency and stability in our strategies and operations, and has served the Company extremely well over many years and across volatile market cycles. The compensation resulting from our CEO’s experience is justified and such experience constitutes a significant competitive advantage for the Company and is a benefit to shareholders.

CONCLUSION

In summary, our Compensation Committee strives to ensure that the compensation of the Company’s executives is consistent with a representative group of peers, is based on broad measures that incentivize management to build our business for the long-term, and aligns the interests of management and shareholders. We will be pleased to answer any specific questions that you may have about this issue and look forward to your continuing support of your Board of Directors and management team.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3: ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

[1]	As calculated by the Company’s compensation consultant, Total Compensation Solutions, based on data for 2010, the most current data then publicly available.
[2]	Based on data provided by SNL Financial for January 1, 2010 to December 31, 2010.